Exhibit 16.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into as of this 5th day of December, 2006, by and among NeoMedia Technologies, Inc., a Delaware corporation (“NeoMedia”), FMS Group, Inc., a Delaware corporation (“Newco”), Mobot, Inc., a Delaware corporation (“Mobot”) and Kirkpatrick & Lockhart Nicholson Graham LLP (the “Escrow Agent”). All capitalized terms not defined herein shall have those meanings ascribed thereto in that certain Agreement dated of even date herewith by and between NeoMedia and Newco (the “Agreement”).

RECITALS:

A.    Pursuant to the Agreement, NeoMedia shall transfer to Newco all of the Mobot Shares in exchange for the issuance by Newco to NeoMedia of certain shares of capital stock of Newco, including 12,000 shares of nonvoting common stock, $0.01 par value per share, of Newco (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification of shares or other similar event) which are to be held in escrow pursuant to the terms of this Escrow Agreement (the “Escrow Shares”).

B.    Pursuant to Section 2.5 of the Agreement, the Escrow Shares are being held by the Escrow Agent as security for the obligations of NeoMedia to Mobot under the Note.

C.    Pursuant to the Note, at the option of Mobot, upon the occurrence of an Event of Default (as defined in the Note) by NeoMedia under the Note, Mobot shall have the right to direct that the Escrow Shares be transferred to Newco (and NeoMedia shall forfeit all rights thereto) as liquidated damages.

D.    The Escrow Agent has agreed to hold the Escrow Shares as Escrow Agent pursuant to the terms of this Escrow Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.    Recitals. The above recitals are true and correct and are hereby incorporated, in their entirety, by this reference.

2.    Appointment. NeoMedia and Newco hereby appoint the Escrow Agent, and the Escrow Agent hereby accepts appointment as the Escrow Agent under the terms and subject to the conditions of this Agreement.

3.    Term. The term (the “Term”) of this Agreement commences on the date of its execution and continues until such time as the Escrow Agent disburses the Escrow Shares in accordance with the provisions of Section 6 hereof or upon the earlier resignation of the Escrow Agent pursuant to Section 7(d) hereof.

4.    The Escrow Shares. On the date hereof, Newco shall deliver to the Escrow Agent a stock certificate representing the Escrow Shares.

5.    Notices.

(a)    In the event that NeoMedia shall claim that it has satisfied all of its obligations under the Note, NeoMedia shall deliver to the Escrow Agent and Mobot a written notification (a “Payment Notice”) which contains a description of the date and amount of payment made by NeoMedia under the Note. In the event that Mobot objects to such claim and asserts that NeoMedia has not satisfied all of its obligations under the Note, Mobot shall deliver to the Escrow Agent and NeoMedia a written notification (a “Payment Objection Notice”) which contains a description of the basis for such objection.

(b)    In the event that Mobot shall claim that an Event of Default (as defined in the Note) shall have occurred under the Note and in connection therewith shall elect to direct that the Escrow Shares be transferred to Newco as liquidated damages, Mobot shall deliver to the Escrow Agent and NeoMedia a written notification (a “Claim Notice”) which contains a description of the basis for such claim. In the event that NeoMedia objects to such claim and asserts that an Event of Default has not occurred, NeoMedia shall deliver to the Escrow Agent and Mobot a written notification (a “Claim Objection Notice”) which contains a description of the basis for such objection.

6.    Disbursements.

(a)    General Rule for Disbursement. The Escrow agent shall release the Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both NeoMedia and Mobot and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either NeoMedia or Mobot, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iii) the provisions of Section 6(b), (c), (d) or (e) below.

(b)    Release Based Upon Payment Notice. The Escrow Agent shall release the Escrow Shares to NeoMedia at the end of a period of twenty (20) days following its receipt of a Payment Notice unless within such twenty (20) day period the Escrow Agent receives a Payment Objection Notice from Mobot.

(c)    Release Based Upon Claim Notice. The Escrow Agent shall release the Escrow Shares to Newco at the end of a period of twenty (20) days following its receipt of a Claim Notice unless within such twenty (20) day period the Escrow Agent receives a Claim Objection Notice from NeoMedia.

(d)    Release On Release Date. The Escrow Agent shall release the Escrow Shares to NeoMedia on January 15, 2007 (the “Release Date”), provided that if Mobot has previously delivered to the Escrow Agent a copy of a Claim Notice and the Escrow Agent has not received written notice executed by both NeoMedia and Mobot of the resolution of the claim covered thereby (an “Open Claim”), the Escrow Agent shall retain all of the Escrow Shares in escrow after the Release Date. The Escrow Agent shall release such retained Escrow Shares only in accordance with clauses (i) or (ii) of Section 6(a).

(e)    Release Upon Court Order. If the Escrow Agent retains the Escrow Shares after the Release Date pursuant to Section 6(d), and the Escrow Agent thereafter releases to Newco a portion of such Escrow Shares upon an order of a court of competent jurisdiction that has resolved such Open Claim, then the Escrow Agent shall thereupon release to NeoMedia the remaining Escrow Shares (unless there is one or more other Open Claims, in which case the Escrow Agent shall retain the remaining Escrow Shares in escrow and shall release them only in accordance with clauses (i) or (ii) of Section 6(a)).

(f)    Cancellation of Certificates. Upon any release of the Escrow Shares to Newco pursuant to the terms of this Agreement, NeoMedia shall forfeit all rights in such Escrow Shares and Newco shall be authorized to cancel the certificate or certificates representing such Escrow Shares registered in the name of NeoMedia (whereupon NeoMedia shall cease to be the owner of the shares represented by such certificate or certificates for all purposes) and issue a new certificate or certificates representing such Escrow Shares registered in the name of Newco.

7.    Escrow Agent.

(a)    Duties. The Escrow Agent’s duties and obligations under this Escrow Agreement are entirely nondiscretionary and ministerial in nature. The Escrow Agent shall be required to act in respect of the Escrow Shares only as specifically provided hereunder. This Agreement sets forth all of the duties and obligations of the Escrow Agent with respect to any and all matters relating to the Escrow Shares as contemplated hereunder, and no additional obligations of the Escrow Agent shall be implied from the terms of this Agreement or any other agreements, including, without limitation, the Agreement. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion.

(b)    Resolution of Doubt. If the Escrow Agent is in doubt as to its duties and liabilities under this Agreement, then the Escrow Agent may, in its sole discretion, continue to hold the Escrow Shares until all parties concerned mutually agree to the release thereof, or until a judgment of a court of competent jurisdiction determines the rights of the parties with respect to the Escrow Shares, or may deposit the Escrow Shares then held under this Agreement with the Clerk of the Court having jurisdiction over any disputes and, upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully cease and terminate.

(c)    Reliance on Documents. The Escrow Agent may act in good faith reasonable reliance upon (i) any document, instrument or signature, including any statement or assertion made in any such document or instrument and (ii) any notice or instructions that the Escrow Agent reasonably believes to be authorized under this Agreement. In the event that the Escrow Agent acts in good faith reasonable reliance upon any document, instrument, signature, statement or assertion made in any such document or instrument, or any notice or instructions that it reasonably believes to be authorized under this Agreement, the Escrow Agent shall not be liable for the sufficiency, accuracy or authenticity of such document or instrument and its duties shall be limited to those set forth in this Agreement.

(d)    Resignation. The Escrow Agent may resign at any time upon giving NeoMedia and Mobot ten (10) days’ prior written notice. In such event, the Escrow Agent shall deliver the Escrow Shares in its possession to a successor escrow agent which shall be selected by Mobot, and approved by NeoMedia. If no successor is appointed and acting hereunder within ten (10) days after such resignation notice is given, the Escrow Agent may pay and deliver the Escrow Shares to a court of competent jurisdiction. Upon its resignation and delivery of the Escrow Shares as set forth in this Section 8(d), the Escrow Agent shall be discharged of and from any and all further obligations or liabilities arising in connection with or under this Agreement.

(e)    Fees and Expenses. Notwithstanding anything to the contrary contained herein, and without limiting the generality of any other provision contained herein, NeoMedia shall be liable for the payment of all reasonable fees and expenses of the Escrow Agent (including, without limitation, reasonable attorneys’ fees and expenses) for its actions hereunder.

(f)    Liabilities and Indemnification. Notwithstanding anything to the contrary contained herein, and without limiting the generality of any other provision contained herein, the Escrow Agent shall not be liable for any damages, or have any obligations other than the duties prescribed herein in carrying out or executing the purposes and intent of this Agreement. The Escrow Agent shall not be liable to any party hereto or to any third party as a result of any action or omission taken or made by the Escrow Agent in good faith. Mobot and NeoMedia, jointly and severally, covenant and agree that they shall reimburse the Escrow Agent upon receipt of written demand for, and shall indemnify and hold the Escrow Agent harmless from, against and with respect to, any and all loss, liability, damage, or expense (including, without limitation, attorneys’ fees and costs) that the Escrow Agent may suffer or incur in connection with this Agreement and the performance of the Escrow Agent’s obligations hereunder or otherwise in connection herewith, except where any such loss, liability, damage or expense is the result of the Escrow Agent’s gross negligence or willful misconduct.

(g)    No Warranties. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited with the Escrow Agent, nor as to the identity, authority, or right of any person executing the same.

8.    Distribution and Voting Rights. Until Escrow Shares are released to NeoMedia in accordance with the terms of this Agreement, NeoMedia shall not be entitled to receive any dividends or distributions paid with respect to the Escrow Shares and shall not have any voting rights incident to the Escrow Shares.

9.    Miscellaneous Provisions.

(a)    Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

(b)    Amendments. This Agreement may not be amended, modified, superseded, canceled, or terminated, except by a written instrument executed by the parties hereto.

(c)    Counterparts. This Agreement may be executed in one or more counterparts, and any such counterpart shall, for all purposes, be deemed an original, but all such counterparts together shall constitute but one and the same instrument. All parties acknowledge that a facsimile copy of this Agreement may be executed and shall have the same binding force and effect, and in such case each party agrees to execute the appropriate original agreement thereafter if requested.

(d)    Severability. The invalidity or unenforceability of any provision hereunder (or any portion of such a provision) shall not affect the validity or enforceability of the remaining provisions (or remaining portions of such provisions) of this Agreement.

(e)    Waiver. Neither party may, at any time or times, waive (in whole or in part) any rights or privileges to which he or it may be entitled hereunder. However, no waiver by any party of any condition or of the breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further continuing waiver of any other condition or of any breach of any other terms contained in this Agreement, and no waiver shall be effective unless it is in writing and signed by the waiving party and to the extent required, any other prerequisites to a waiver under this Agreement are satisfied.

(f)    Binding Effect and Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, personal or other legal representatives, successors, and permitted assigns.

(g)    Governing Law; Jurisdiction; Venue; Consent to Service. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws thereof. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated in the state or federal courts in the State of Florida. Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in the State of Florida.

(h)    Enforcement Costs. If any legal action or other proceedings is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

(i)    Notice. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or nationally recognized courier service, addressed to the address set forth below:

If to NeoMedia:	NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Fort Myers, FL 33901
Attn: Charles T. Jensen

Copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Blvd.
Suite 2000, Miami Center
Miami, FL 33131
Attn: Clayton E. Parker, Esq.

If to Newco:	FMS Group, Inc.
49 Waltham Street
Lexington, MA 02421
Attn: Russell Gocht

If to Mobot:	Mobot, Inc.
49 Waltham Street
Lexington, MA 02421
Attn: Russell Gocht

Copy to:	Van Wert, Zimmer & Conlin, P.C.
245 Winter Street
Waltham, MA 02451
Attn: Stephen R. Conlin, Esq.

If to Escrow Agent:	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Blvd.
Suite 2000, Miami Center
Miami, FL 33131
Attn: Clayton E. Parker, Esq.

or to such other address as may be designated by notice complying with the terms of this Section. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; or (b) one (1) business day after being sent, if delivered by a nationally recognized courier (i.e., Federal Express, United Parcel Service, DHL).

(j) Waiver of Jury Trial. AS AN INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT EACH MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY LITIGATION OR ACTION BASED HEREON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY TO THIS AGREEMENT OR ANY AGREEMENTS EXECUTED IN CONNECTION HEREWITH.

IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.

NEOMEDIA TECHNOLOGIES, INC.

By:	/s/ David A. Dodge
Title: Chief Financial Officer

FMS GROUP, INC.

By:	/s/ Russell Gocht
Title: CEO

MOBOT, INC.

By:	/s/ David A. Dodge
Title: Secretary and Treasurer

KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

By:	/s/ Ronald Haligman
Title: Partner